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Dena Global Alliance Powerfuels, North America Workshop

May 5, 2021 (Zoom)

Remarks by Dr. Tahmid Mizan, ExxonMobil

Prepared remarks

Kilian Krone, Dena moderator: We now move to the last speaker of the panel, that’s Dr. Tahmid Mizan from ExxonMobil, and that’s potentially another company that knows how to make big projects take off and get off the ground, so I think also essential in this powerfuels revolution, if one can call it that way. Dr. Mizan has been working on strategy and regulatory affairs for a while now, and Tahmid, I will hand it over to you to give us a couple of words of introduction to what’s your activities and maybe also to dig deeper on the Haru Oni project, where you as Exxon are a partner as well.

Dr. Tahmid Mizan: Thank you, Kilian, and I’d like to thank Dena for the opportunity to participate in the panel. So, I’ll get to powerfuels and hydrogen in a few minutes, but I’d like to start from a broader perspective, if I may, of giving you a broad view of low-carbon technologies in general, specifically what ExxonMobil is doing in this area.

So, just to start off, we understand that low-carbon fuels such as eFuels and indeed advanced biofuels, as was spoken about earlier, have the potential to combine the convenience of conventional fuels, use the existing infrastructure, but also provide lower life-cycle greenhouse gas emissions, to address society’s need to reduce greenhouse gases. And these low-carbon fuels will go in complement to electrification or battery-electric technologies that are out there. eFuels are one way to do that, I think it’s an exciting and technically feasible way to do that. Currently, eFuels, we see are expensive of course, with the current technology, and would potentially require regulatory support to become economically viable. So there’s a policy aspect to how eFuels progress of course, and that will need to be explored further.

Now, eFuels are being explored as a potential deposition of renewable electricity. We heard about the Haru Oni project, and in particular if this renewable electricity is removed from other demand centers, it makes that renewable electricity even more attractive to use and to dispose of into eFuels. Of course, we at ExxonMobil are committed to developing transportation technologies that help to reduce environmental impacts and the risks of climate change. Indeed, our CEO, late last year presented our near term greenhouse gas plans and stated that we respect society’s ambitions to achieve net-zero emissions by 2050 and continue to advocate for policies that promote cost-effective, market-based solutions to address the risk of climate change. We have, in ExxonMobil, significant technical experience I think we can bring to bear. I think Ms. Stukas showed us the different elements, for instance, that need to go into powerfuels – the production of hydrogen, the capture of CO2, and the synthesis of liquid fuels – and we have experience in all of those areas. Hydrogen production, indeed, is essential to many of our refineries – all of our refineries and chemical plants – and so we developed considerable expertise in that area. We’ve been a leader in the capture of carbon dioxide and the sequestration of carbon dioxide for more than 30 years. In fact, we have an equity share in about a fifth of the global capacity that exists today for the capture and sequestration of carbon dioxide and we’ve approximately captured 40 percent of all the carbon dioxide – anthropogenic carbon dioxide – that’s been captured so far.

On the fuels synthesis side, I think the Fischer-Tropsch technology was mentioned. We have a proprietary Fischer-Tropsch technology of our own that can produce diesel and other types of fuels as well as lubricant basestocks and petrochemical feedstocks – but, more interestingly, we also have an additional technology, which is called methanol-to-gasoline, which we commercialized in New Zealand in the nineteen-eighties, and we license that technology globally. And that’s also a critical technology, we think, to go from the renewable hydrogen and CO2 to usable fuels on the road. Along those lines, as was mentioned, we are working with our colleagues in Porsche to test both advanced biofuels as well as lower-carbon eFuels as part of an agreement to find pathways towards a potential future consumer adoption of such fuels. Indeed, a specially formulated Esso renewable racing fuel will be tested on the track in Porsche’s high-performance motorsports engines beginning at the Porsche Mobil 1 Supercup in 2021. The first iteration of this fuel will be a blend primarily of advanced biofuels, but the second iteration we expect will include an eFuels and this we expect probably in 2022. And this eFuel will come from the previously referenced Haru Oni project which we are very, very excited about. This project, as our Siemens colleague described, is in Chile and it will combine renewable hydrogen with carbon dioxide to produce methanol. ExxonMobil is very, very proud to be able to provide the conversion technology for this project, the methanol-to-gasoline conversion technology, which will ultimately be made into this race fuel that we talked about a little earlier.

So, if I may share my screen, if I can. If you can see that.

Kilian Krone: Dr. Mizan, if I may remind you of the time. If you can, more or less, keep it in the five minutes.

Dr. Tahmid Mizan: So, I’ll go very quickly then. Just to show that, in January, ExxonMobil created a new business called Low Carbon Solutions, and the purpose of this new company is to invest, we expect up to 3 billion dollars, in low-carbon, low-emissions energy solutions through 2025. It includes different kinds of carbon capture and sequestration projects that you see along the top of the page, in various countries, in the U.S., in The Netherlands, Belgium, Scotland, Singapore and Qatar, are all being evaluated. And then, the concept of hubs was brought up in reference to green hydrogen. We think the concept of hubs is also appropriate in the context of carbon capture and sequestration. In fact, we’re looking at a potential carbon capture and sequestration hub in the Houston ship channel, where there are lots and lots of industrial emissions. There is a huge reservoir potentially to store the carbon dioxide. Up to, we believe, 500 billion metric tons of CO2 might be stored in that area, in the Gulf Coast of the United States, near Texas, and we think that this project could easily store up to 100 million metric tons of carbon dioxide a year by the year 2040. So this is an area that we’re actually very, very excited about, and we expect to leverage all of our technologies to hopefully bring this to bear.

Along the bottom of the page you can see many, many partners who we collaborate with, in industry, in academia, and in government, in terms of carbon capture technologies and other low-carbon technologies, including fuel cell, direct air capture, and biofuels technologies. And I think we hope to be able to bring all of this technology to bear in terms of reducing the cost and increasing the scale of low-carbon solutions, including of course potentially hydrogen, low-carbon hydrogen and eFuels.

With that, let me stop here and see, Kilian, if you have any questions.

Remarks in the Q&A session

Kilian Krone: Thank you, Tahmid, excellent overview, and also very impressive, the entire track record that you showed here. There is a question, and we learned from Janice, earlier in her keynote, that Secretary Granholm announced this new target of making hydrogen cost-competitive, by reducing the cost by [inaudible] percent. Now, cost-competitiveness is, in Europe, not as much a discussion, it’s more about price competitiveness, if you take into account things like carbon prices. Would you say this is a feasible objective, and would you say this is a realistic one, from your perspective?

Dr. Tahmid Mizan: So, yes, I think it’s important to point out all of the technology collaborations we have, at the bottom of the page. I think technology needs to be brought to bear to help with the cost as well as the scale part of that challenge, and different applications will require different solutions. Blue hydrogen, as was referenced, is kind of the traditional industrial hydrogen, with carbon capture bolted onto it. That’s one option that is probably deployable in large scale, with a cost intermediate to grey hydrogen and green hydrogen. Green hydrogen, on the other hand, may be appropriate for a different scale of application. And of course all of these require additional technology to make them more and more competitive. I think, early on, and maybe for a significant amount of time, policy support will be required to commercialize them. I think it will be difficult to see many of these technologies stand-alone without a good policy framework in place, and I expect most of my colleagues on the panel will agree with that.

Kilian Krone: Thanks, Tahmid.

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